Exhibit 10.7

MASTER CONSULTING SERVICES AGREEMENT

This MASTER CONSULTING SERVICES AGREEMENT (the “Agreement”) is made effective as of ___________________ (the “Effective Date”), by and between Premier Alliance Group, Inc. company, a Delaware corporation (“PREMIER”), and ___________________ (“Client”, and collectively with Premier, the “Parties”).

1.	Engagement of Services
1.1           REVIEW ENGAGEMENT DESCRIPTION:  Client will retain PREMIER on a non-exclusive basis, commencing as of the Effective Date to undertake one or more projects in the area of financial consulting and other related services, as may be agreed to by the Parties from time to time (each, a “Project”).  Each such Project shall be further described in an additional agreement executed by the Parties prior to PREMIER commencing work on the Project (the “Statement of Work”), a copy of which is attached hereto.  The Parties acknowledge and agree that all of the terms and conditions described herein shall apply to and govern each Statement of Work executed by the Parties.

1.2           The scope of work, budget, deliverables, team structure, and timeline for each Project, and any later modifications to such Project, will be agreed to in writing by the Parties pursuant to the Project’s Statement(s) of Work.  To the extent that any Statement of Work is inconsistent with the terms of this Agreement, this Agreement will control except to the specific and limited extent that such Statement of Work expressly states intent to supersede this Agreement.  No Statement of Work will be deemed to amend this Agreement.

1.3           This terms and conditions of this Agreement will govern all Projects and Statements of Work undertaken by PREMIER for Client.

2.	Billing and Compensation
2.1           Client will compensate PREMIER in accordance with the applicable Statement of Work, which amounts will be deemed full and complete compensation for PREMIER’s performance of its obligations thereunder.

2.2           PREMIER will submit invoices to Client for each Project on a bi-weekly basis.  All invoices are due and payable upon receipt.  All past due invoice amounts may be assessed a monthly service charge of 1.5% (18% annum).

2.3           Client shall reimburse PREMIER for its approved costs associated in completing the Project, including but not limited to, reasonable travel expenses, telefax charges, and document reproduction charges.  Reimbursable travel expenses include coach class air fare, ground transportation, parking, mileage, lodging, and meals for travel within the continental United States; provided, however, that such travel must be taken at the request of Client in rendering services under this Agreement, and with Client’s prior written approval.  Client shall not be responsible for reimbursement of PREMIER’s travel expenses unless such expenses are specifically authorized by Client in advance.

3.            Independent Contractor Relationship PREMIER’s relationship with Client will be that of an independent contractor, and nothing in this Agreement or any applicable Statement of Work executed by the Parties shall be construed to create a partnership, joint venture, or employer-employee relationship.  Neither Party to this Agreement shall be considered the agent of other nor is either Party authorized to make any representation, contract, or commitment on behalf of the other.  Neither Party shall be entitled to any of the benefits that either Party may make available to its own employees, such as group insurance, profit-sharing, or retirement benefits.  PREMIER will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to PREMIER’s performance of services and receipt of fees under this Agreement.  Because PREMIER is an independent contractor, Client will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on PREMIER’s behalf.  PREMIER agrees to accept exclusive liability for complying with all applicable state and federal laws governing independent contractors, including obligations such as payment of taxes, social security, disability, and other contributions based on fees paid to PREMIER, its agents, or employees, under this Agreement.  PREMIER hereby agrees to indemnify and defend Client against any and all such taxes or contributions, including without limitation, penalties and interest.

4.            Confidentiality, Trade Secrets, and Intellectual Property Rights
4.1           Confidentiality   PREMIER and Client agree and acknowledge that during the term of this Agreement and thereafter, certain Confidential Information (as defined below) may by exchanged by the Parties during completion of the Projects and the term of this Agreement.  Each Party agrees to take all steps necessary to hold all Confidential Information in trust and confidence, will not use Confidential Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Confidential Information to any third party without first obtaining the other Party’s express written consent on a case-by-case basis.

4.2           Non-Disclosure and Instruction to Representatives   Except as and the extent required by law, the Parties agree that they will not disclose, publish, disseminate, or use any information marked or identified as “Confidential” except to such parties as may be necessary for purposes of implementing and completing the Projects, and will cause their consultants, representatives, employees, and affiliates (collectively, “Representatives”) to not disclose or use, any such Confidential Information (as defined below).  The Parties also agree that neither Party will, and each Party shall direct its representatives not to, directly or indirectly, make any public comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of the existence of the Parties’ business relationship, or any of its terms, conditions, or other aspects of the Project(s), including those contained in the Project’s Statement of Work.

4.3           Confidential Information  The term “Confidential Information” means all information disclosed to either Party by or on behalf of the other Party in connection with this Agreement, and all information created, developed, or discovered by PREMIER in the course of its services hereunder, including but not limited to, any and all trade secrets, knowledge, software, methodology, data, intellectual property, or other proprietary information, including the contents of any reports, studies, or calculations, relating to the products, designs, business plans, business opportunities, business partners, contracts, negotiations, margins, prices, personnel, finances, compensation, legal matters, research, development, information, systems, marketing plans and strategies of either PREMIER or Client, or any other subject matter pertaining to any business of either of the Parties, whether communicated orally or in writing.

4.4           Non-Confidential Information     Notwithstanding the foregoing provisions of this Section 4, information will not be considered “Confidential” to the extent either Party can demonstrate by written records that such information, (a) has been published or is otherwise readily available to the public other than by a breach of this Agreement, (b) has been rightfully received by a Party from a third party without confidential limitations, (c) has been independently developed for a Party by such Party’s personnel or Representatives having no access to the Confidential Information, or (d) was known to the Party prior to first receipt by the disclosing Party or its creation or discovery hereunder.

4.5           Securities Laws     Both Parties understand and acknowledge that United States securities laws prohibit any person who has material non-public (“inside”) information about a company from purchasing or selling securities of such company, and prohibits communicating such material non-public information to any other person under circumstances where it is reasonably foreseeable that such person is likely to purchase or sell securities of such company.  The Parties further acknowledge that the Confidential Information exchanged during the course of PREMIER’s work under this Agreement may constitute material non-public information, and the Parties agree to comply with United States securities laws governing the use of such information.

4.6           Authorized Disclosure   Notwithstanding anything to the contrary in this Agreement, either Party may disclose Confidential Information as such disclosure is properly required by law, regulation, rule, act or order of any governmental authority or agency; provided, however, that such Party will provide the other Party with reasonable advance notice of any such required disclosure.  The Parties will cooperate in minimizing the extent of any such disclosure and in seeking protective orders or the like as may be available to protect the confidentiality of the Confidential Information.

4.7           Return of Confidential Material   Within five (5) days upon receipt of written request from either Party, the other Party will return to the requesting Party all copies or samples of Confidential Information that, at the time of the receipt of the notice, are in such Party’s possession.  The term “copies” includes all Confidential Information fixed in any tangible medium of expression, in whatever form or format.

4.8           Obligations Continue Past Term   The obligations imposed on the Parties shall continue with respect to each item of the Confidential Information following the termination of the business relationship between the Parties and/or the conclusion of the Project, and such obligations shall not terminate until such Confidential Information shall cease to be secret and confidential and shall be in the public domain, unless such event shall have occurred as a result of wrongful conduct by either Party’s agents, servants, officers, or employees or a breach of the covenants set forth in this Agreement.

5.            Mutual Indemnification Subject to the foregoing provisions, Premier agrees, to the fullest extent permitted by law, to indemnify and hold harmless the Client, its officers, directors, employees and agents from and against any liabilities, damages and costs (including reasonable attorneys fees and costs of defense) arising out of Premier’s performance under this Agreement, by the negligent acts, errors or omissions of Premier or anyone for whom Premier is legally responsible, subject to any limitations of liability contained in this Agreement.  The Client agrees, to the fullest extent permitted by law, to indemnify and hold harmless Premier, its officers, directors, employees and agents from any liabilities, damages and costs (including reasonable attorneys fees and costs of defense) to the extent caused by the negligent acts, errors or omissions of the Client, the Client's contractors, consultants or anyone for whom Client is legally responsible.

6.            Limitation of Liability   In the event of any breach of this Agreement, or claim pursuant to Section 5 herein, Client's exclusive remedy shall be either (i) PREMIER’s correction of the work that it has performed, or (ii) damages in an amount not to exceed the pro rata compensation Client has paid to PREMIER under this Agreement for the specific work that requires correction. The selection of remedy (i) or (ii) shall be at PREMIER’s sole option and discretion.  In no event will PREMIER be liable to Client or to any other person for any loss or injury to earnings, profits, or good will or for any incidental, consequential or punitive damages claimed by Client or any other person, however caused.

7.	Termination
7.1           PREMIER reserves the right to cancel this Agreement or any Project or Statement of Work upon fifteen (15) days written notice.  PREMIER may also terminate this Agreement immediately in its sole discretion upon Client’s material breach of the Agreement.

7.2           Client may terminate this Agreement at any time upon fifteen (15) days prior written notice to PREMIER.

8.            Limited License     Only upon PREMIER’s prior written consent and approval, which consent and approval may be withheld in PREMIER’s sole discretion, may the Client use or reproduce the trademark, trade name, trade dress or logo of PREMIER in any tangible medium, including in Client’s marketing and public relations materials.

9.             No Warranty All information is provided by PREMIER to Client in "as is" form, and without any warranty, express or implied, as to its accuracy or completeness.

10.           No Solicitation or Hiring of PREMIER Employees Client recognizes that during the term of this Agreement, Client will come in contact with PREMIER employees.  Client further recognizes and agrees that PREMIER has made a considerable investment in its employees.  Therefore, during the term of this Agreement and for a period of twelve (12) months thereafter, Client shall not solicit the employment, employ, engage as a consultant, or engage in any other capacity, the services of any person who is then or was within the immediate preceding twelve (12) months an employee or Representative of PREMIER.  In addition to other remedies available in law or in equity, Client agrees that for each individual engaged by Client in violation of this agreement, Client shall pay to PREMIER a fee of an amount equal to fifty percent (50%) of the PREMIER employee’s annual salary.  From time to time, PREMIER will use third party independent contractors on an engagement.  Client agrees that the terms of this Section 10 and this Agreement will apply, to independent contactors that are under contract with PREMIER, except that the fee described above shall be twenty percent (20%) of the independent contractor’s annual salary.

11.           Force Majeure PREMIER agrees to use its best efforts to perform the services described herein and will not be responsible for any delay or disruption in performing its obligations if such delay or disruption is caused by force majeure, such as wars, insurrections, strikes, riots, fires, floods, earthquakes, work stoppages, embargoes, or by lack of materials, services, or information which were to be provided by Client, or by actions or inactions of any third party.  It is the responsibility of Client to protect against any and all loss or corruption of data through performance of adequate backup procedures and to maintain adequate backup copies of all data, proper licenses for all software, and effective anti-virus software on all of its computers.

12.          General Provisions
12.1         Applicable Law; Jurisdiction; Venue The validity of this Agreement and its terms and provisions, as well as the rights and duties of the Parties to this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of North Carolina, without regard to its principles of conflict of laws.  The parties agree that, should any of them seek the interpretation or enforcement of this Agreement, or assert by way of defense in any lawsuit or other proceeding, any covenant, representation or other term or provision of this Agreement, the prevailing party shall be awarded his, her, or its reasonable attorney's fees and costs incurred in such proceeding. The parties further agree that any legal action regarding the terms of this Agreement shall be brought in the Superior Court of Mecklenburg County, North Carolina.

12.2         Partial Invalidity   If any term, covenant or condition of this Agreement or its application to any person or circumstances shall be held to be illegal, invalid or unenforceable, the remainder of this Agreement or the application of such term or provisions to other persons or circumstances shall not be affected, and each term hereof shall be legal, valid and enforceable to the fullest extent permitted by law, unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provision.  In the event of such partial invalidity, the parties shall seek in good faith to agree on replacing any such legally invalid provisions with valid provisions, which, in effect, will, from an economic viewpoint, most nearly and fairly approach the effect of the invalid provision and the intent of the Parties in entering into this Agreement.

12.3         Assignment Prohibited   The Client may not assign this Agreement, or any rights or obligations under the terms of this Agreement, to another party without PREMIER’s prior written consent, and any attempts to do so without such written consent shall be void and of no effect.

12.4         Notices   Any notice in connection with this Agreement shall be in writing and shall be delivered by email as well as air courier or by facsimile at the addresses or facsimile numbers given below.  If notice is given by:  (a) air courier, notice shall be deemed given when recorded on the records of the air courier as received by the receiving party; or (b) facsimile, notice shall be deemed given upon transmission, if on a business day and during business hours in the country of receipt; otherwise, notice shall be deemed to have been given at 9:00 A.M. on the next business day in the country of receipt.

If to Premier:	Michael R. Ford
Premier Alliance Group, Inc.
10509 Vista Sorrento Parkway, Suite 102
San Diego, CA 92121

If to Client:	Client Contact
Client Name and Address

12.5         Attorneys’ Fees & Costs   If any legal action, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs from the other party.  These fees and costs are in addition to any other relief to which the prevailing party may be entitled.

12.6         Injunctive Relief   Client acknowledges that the promises or agreements contained in Section 4 of this Agreement, or in the NDA, as the case may be, relating to confidentiality or intellectual property are necessary and reasonable in order to protect PREMIER and its business, and Client agrees that monetary damages alone would be inadequate to compensate PREMIER for the breach thereof, and that any such violation or threatened violation will cause irreparable injury to PREMIER.  Accordingly, in addition to any other remedies that may be available in law, in equity, or otherwise, PREMIER shall be entitled to obtain injunctive relief against the breach or threatened breach by Client of such obligations, without the necessity of proving actual monetary damages.

12.7         Remedies Cumulative   No right or remedy conferred on or reserved to PREMIER by this Agreement shall be exclusive of any other right or remedy in this Agreement or by law provided.  All rights and remedies of PREMIER conferred by this Agreement or by law shall be cumulative and in addition to every other right and remedy available to PREMIER. No failure on the part of PREMIER to exercise and no delay in exercising any right or remedy under this Agreement shall operate as a waiver of it unless specifically waived by PREMIER in writing; nor shall any single or partial exercise by the PREMIER or any right or remedy under this Agreement preclude any other or further exercise of it or the exercise of any other right or remedy.

12.8         Survival   The following provisions shall survive the termination of this Agreement:  4, 5, 6, and 12.  Termination of this Agreement shall not relieve either party of any liability or obligation which accrued hereunder prior to the date of such termination, nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s rights to obtain performance of any obligation.

12.9         Ambiguities   Ambiguities, if any, in this Agreement will not be construed against any party, irrespective of which party may be deemed to have authored the ambiguous provisions.  This Agreement shall be construed according to the fair meaning of its language and the rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

12.10       Headings The headings of sections and paragraphs appearing herein are for convenience only and shall have no significance in the construction or interpretation of this Agreement.

12.11       Further Actions   Each Party agrees to execute, acknowledge, and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.12       No Waiver   No waiver by PREMIER of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by PREMIER of any right under this Agreement shall be construed as a waiver of any other right.  PREMIER shall not be required to give notice to enforce strict adherence to all terms of this Agreement

12.13       Entire Agreement This Agreement is the final, complete, and exclusive agreement of the Parties with respect to the terms of PREMIER’s provision of services to Client and supersedes any and all other agreements, oral or in writing, between the parties with respect to such services.  This Agreement contains all of the covenants and agreements between the parties with respect to the terms of the services, and each party acknowledges that no representations, inducements, promises, or agreements have been made by or on behalf of any party except the covenants and agreements embodied in this Agreement.  No agreement, statement, or promise not contained in this Agreement shall be valid or binding between the parties with respect to the terms of PREMIER’s provision of services.  No proposed revision of this Agreement by the Client, by way of interlineations of language, the lining through of language, or otherwise, shall change this Agreement unless such revision is initialed and otherwise agreed to in writing by the PREMIER.

12.14       Counterparts   This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and is intended to be binding when all Parties have delivered their signatures to the other Parties.  Signatures may be delivered by facsimile transmission.  All counterparts shall be deemed an original of this Agreement.

12.15       Authority If this Agreement is signed in the name of an entity (including, but not limited to, a corporation, partnership, association, club, or society), the person signing the Agreement represents and warrants that he or she is fully authorized to sign the Agreement on behalf of such entity.  In the event that the person signing the Agreement is not so authorized, he or she shall be personally liable for full performance of the Client’s obligations under the Agreement.

12.16       This Agreement Controls   In the event of a discrepancy or inconsistency between this Agreement and any documents attached hereto or referred to herein, the terms and conditions of the Agreement will be given effect and will control the interpretation and resolution of any discrepancy (ies) and/or inconsistency (ies).

12.17       Review of Contract   By signing this Agreement below, the Client acknowledges that all of the terms, provisions, and conditions contained in this Agreement have been reviewed.

IN WITNESS WHEREOF, the Parties have caused this Master Consulting Services Agreement to be executed on the day and year first above written.

Premier Alliance Group, Inc., a Delaware corporation

By:

Its:

Client Name

By:

Its:

STATEMENT OF WORK

This STATEMENT OF WORK (the “SOW”) is entered into as of _____________ (the “Effective Date”), by and between Premier Alliance Group, Inc., a Delaware corporation (“Premier”), and _______________ (“Client”, and collectively with __________, the “Parties”), under the terms of that certain Master Consulting Services Agreement (the “Agreement”) executed by the Parties on __________________________.  This SOW shall be governed by and construed in accordance with the terms and conditions of the Agreement.

1.     General Description of Services     Premier will perform the following services for Client under this SOW (the “Services”):

1.1           Insert description of particular services to be provided]

1.2

1.3

2.     Team Structure   Premier will assign ___________________ to provide the Services described above (the “Team”).  In addition, ___________________ will be assigned to this Project described in this SOW, to provide overall managerial direction and advice to the Team members, on an as needed basis.

3.     Fees Premier will make every effort to provide the Services described above in the most cost-effective manner as possible.  For each phase, the fees may be lower if less time is necessary to complete the procedures.

The amount of time budgeted for services could range from 20 to 30 hours for the Team.  The fees for services are estimated at ___________________.  The actual amount of time may vary.  See spreadsheet below for a breakdown of hours by activity.

Billing and Rates     Premier bills for actual time worked in increments of .25 of an hour.  The hourly rates of the Team members assigned to this SOW are as follows:

Consultant Name (Senior Controller) – $_____ per hour

This hourly rate is subject to adjustment, typically on an annual basis, but will not be adjusted without thirty (30) days prior written notice to Client.  Premier will invoice Client for the fees and costs incurred on the Project on a bi-weekly basis and such invoices are due and payable by Client within 30 days of receipt

4.     Dates of Service The Services shall commence in ___________________.  Unless this SOW is otherwise terminated by either Party pursuant to the terms of the Agreement, the Services shall be completed by ___________________.

5.     Representatives Client’s representative is ___________________, or such other person as Client may designate in writing from time to time.  Premier’s representative is ___________________, or such other person as Premier may designate in writing from time to time (collectively, the “Representatives”).

6.     Service Reviews      The Representatives shall discuss and review the status of the Services on a ___________________ basis.

7.     Confidentiality   The Parties hereby reconfirm the provisions of Section 4 of the Agreement.

This Statement of Work is agreed to and accepted by the Parties as of the date and year written above.

Premier Alliance Group, Inc., a Delaware Corporation

By:

Its:

Client Name

By:

Its: